 Exhibit 99.1

NEWS RELEASE
1101 East Arapaho Road Suite 200 Richardson TX 75081 USA (972) 234-6400 main

Contact

Michael L. Paxton
972.301.3658, mpaxton@intrusion.com

Intrusion Inc. Appoints Interim CEO

Richardson, Texas – November 4, 2019 – Intrusion Inc. (OTCQB: INTZ), (“Intrusion”) announced today that on November 1, 2019, its Board of Directors appointed Michael L. Paxton to the position of director of the Company and Chairman of the Board in addition to his current duties of Chief Financial Officer, Treasurer and Secretary. Further, Mr. Michael Paxton will be assuming the duties of Interim President and Interim Chief Executive Officer.

As previously reported, the Company’s Chief Executive Officer, Mr. G. Ward Paxton, passed away unexpectedly on October 24, 2019. Mr. Paxton co-founded the Company in 1983, and he served as President, Chief Executive Officer, Director, and Chairman of the Board for most of his 36 year tenure.

The Board wishes to emphasize that as the Company’s CEO, Mr. Ward Paxton demonstrated dedication and leadership, and provided a unique insight and understanding of the Company’s operations and business strategy for decades.

Michael Paxton joined the Company on August 13, 2002 as Vice President, Chief Financial Officer, Secretary and Treasurer. He was also employed by the Company from 1986 until May 1998. Mr. Paxton previously held positions with the Company as Vice President and Secretary from 1995 to 1998, Controller from 1987 to 1995 and Accounting Manager from 1986 to 1987.

“Ward and I co-founded Intrusion in 1983. Ward ran the company and took care of the financial and management side, leaving me to focus on serving our customers and improving our technology. The partnership worked very well for decades and allowed us to focus the best of our abilities in service to the Company. We are very fortunate that Mike Paxton has been an integral part of our management team for many years, and we have full confidence that he will provide a seamless transition going forward,” stated Joe Head co-founder and Senior Vice-President of Intrusion.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification, high speed data mining, cybercrime and advanced persistent threat detection products. Intrusion’s product families include TraceCop™ for identity discovery and disclosure, and Savant™ for network data mining and advanced persistent threat detection. Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks. For more information, please visit www.intrusion.com. We develop, market and support a family of entity identification, high speed data mining, cybercrime and advanced persistent threat detection products.